Exhibit 99.1

BMC STOCK HOLDINGS, INC. PRICES OFFERING OF $350.0 MILLION OF SENIOR SECURED NOTES

Atlanta, GA – September 8, 2016 – BMC Stock Holdings, Inc. (NASDAQ: BMCH) (“BMC”) announced today that its wholly owned subsidiary, BMC East, LLC (“BMC East”), priced a private offering of $350.0 million in aggregate principal amount of 5.50% Senior Secured Notes due 2024 (the “Notes”). The price to investors will be 100.0% of the principal amount of the Notes. The Company expects to close the offering on September 15, 2016, subject to customary closing conditions.

BMC intends to use the net proceeds from the offering to redeem all of its outstanding 9.0% Senior Secured Notes due 2018, repay a portion of outstanding borrowings under its senior secured ABL credit facility, the commitments of which will be reduced to $375.0 million in connection with such repayment, and pay related transaction fees and expenses, with any residual net proceeds being used for general corporate purposes.

The Notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

About BMC Stock Holdings, Inc.

Headquartered in Atlanta, Georgia, BMC is one of the nation’s leading providers of diversified building products and services to professional builders and contractors in the residential housing market. BMC’s comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management and an innovative eBusiness platform capable of supporting all of the BMC’s customers’ needs. BMC serves 42 metropolitan areas across 17 states, principally in the fast-growing South and West regions.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the offering of Notes will be effected or the terms upon which it will be consummated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact

BMC Stock Holdings, Inc.

Carey Phelps

(919) 431-1160